EXHIBIT 23.2

CONSENT OF REEVES, EVANS, McBRIDE & ZHANG, LLP

[LETTERHEAD OF REEVES, EVANS, McBRIDE, & ZHANG, LLP]

INDEPENDENT AUDITOR'S CONSENT

We consent to the reference to our firm under the caption "Experts" in the Amendment No. 2 to the Registration Statement on Form SB-2 of Healthy Fast Food, Inc. and to the inclusion therein of our report dated August 9, 2007, with respect to the financial statements of Healthy Fast Food, Inc. as of December 31, 2006 and 2005, and for the year ended December 31, 2006 and period from November 1, 2005 (inception) through December 31, 2005.

/s/ REEVES, EVANS, MCBRIDE, & ZHANG, LLP

Las Vegas, Nevada
November 1, 2007